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                                                                EXHIBIT 8(A)(4)
NEWS RELEASE
                                                              MACKENZIE
                                                              PARTNERS, INC.
                                                              156 FIFTH AVENUE
                                                              NEW YORK, NY 10010
                                                              212 929-5500
                                                              FAX 212 929-0308

CONTACTS:
---------
JAMES J. KELLY
(408) 778-2271
OR
GRACE PROTOS OR MARK HARNETT
MACKENZIE PARTNERS, INC.
(212) 929-5802 / (212) 929-5877

FOR IMMEDIATE RELEASE:
----------------------

                 DELAWARE COURT DENIES GOLDEN CYCLE MOTION FOR
                   INJUNCTION AGAINST GLOBAL MOTORSPORT GROUP

Morgan Hill, CA -- May 21, 1998 -- Global Motorsport Group, Inc. (formerly Custom Chrome, Inc.) (NASDAQ:CSTM) announced today that Stephen P. Lamb, Vice Chancellor of the Delaware Court of Chancery denied, in all respects, the motion filed by Golden Cycle LLC seeking a preliminary injunction against Global. The court specifically denied Golden Cycle's motion to require the Board to redeem Global's stockholder rights plan and to exempt Golden Cycle's offer from Delaware's Business Combination Statute.

Joseph Keenan, Chairman of Global's Board of Directors, said: "We are pleased with the court's ruling, which clearly supports the Board's decision to actively explore alternatives to Golden Cycle's inadequate $18 per share offer as a means to maximize stockholder value."

Global Motorsport Group was founded in 1970 and it is the parent organization for an international group of motorcycle after market providers that focus their business on Harley-Davidson motorcycles sold worldwide. Global's organization includes Custom Chrome, the leading aftermarket supplier of Harley-Davidson motorcycle parts and accessories; Chrome Specialties, an aftermarket supplier of Harley-Davidson motorcycle parts and accessories located in Fort Worth, Texas; Custom Chrome Far East, a product development, engineering, tooling management and warehouse of proprietary products for Global, located in Taiwan; Custom Chrome Europe, a distribution company located in Germany that specializes in aftermarket accessories for Harley-Davidson motorcycles and other "cruiser" motorcycles, and Santee Industries, a manufacturer of frames and exhaust systems and other aftermarket components for Harley-Davidson motorcycles, located in California.

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